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                                                                    Exhibit 10.2


                                OPTION AGREEMENT


         THIS OPTION AGREEMENT (the "Agreement") is made as of April 2, 1999, by and between Amira Medical, a Delaware corporation located at 4742 Scotts Valley Drive, Scotts Valley, CA 95066 ("Amira"), and Integ Incorporated, a Minnesota corporation located at 2800 Patton Road, St. Paul, Minnesota 55113 ("Integ"). Terms used but not defined herein shall have the meaning assigned to them in the Development and License Agreement, by and between Amira and Integ, dated the date hereof (the "License Agreement").

         THE PARTIES HEREBY AGREE AS FOLLOWS:

         1. Option. As partial consideration for and an inducement for entering into the License Agreement, Amira hereby grants to Integ an irrevocable option (the "Option") to merge Integ with and into a newly formed, wholly owned subsidiary of Amira (the "Merger") upon the terms and subject to the conditions, including the conditions to closing of the Merger, set forth in this Agreement pursuant to a merger agreement and related documents (the "Merger Agreement") in exchange for the Merger Consideration (as defined in Section 5).

                  1.1 Conditions to Exercising the Option. Prior to, and as a condition of, the exercise of the Option, the Board of Directors of Integ shall (i) adopt resolutions authorizing the exercise of the Option and the Merger on the terms and subject to the conditions set forth in this Agreement; (ii) adopt resolutions necessary to prevent any state anti-takeover laws from preventing the execution of the Merger Agreement or the closing of the Merger; and (iii) adopt resolutions determining that the Merger shall occur pursuant to a Permitted Offer as that term is defined in Integ's Right Agreement, dated November 26, 1996 (the "Rights Agreement") and that Section 13 of the Rights Agreement shall not be applicable to the Merger (any of the specified resolutions described in clauses (i), (ii) or (iii) of this sentence shall be referred to herein as the "Board Resolutions").

                  1.2 Mechanics of Exercising the Option. The Option shall be exercised upon a written notice to Amira from Integ stating Integ's irrevocable exercise of the Option (the "Exercise Notice"). The Exercise Notice shall include the Board Resolutions as an exhibit.

         2. Exercise of the Option. Integ may exercise the Option at its sole discretion upon the earliest to occur of the following:

                  2.1 IPO.

                  (a) Amira Notice. Amira shall provide Integ with written notice (the "Initial IPO Notice"), which notice shall include the proposed range of the public offering price if known to Amira, of its intention to file with the Securities and Exchange Commission ("SEC") a registration statement in connection with a firm commitment underwritten public offering
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covering the offer and sale of Common Stock for the account of Amira to the public (an "IPO") at least 5 days prior to the initial filing of such registration statement. Upon such filing, Amira shall promptly provide Integ with a copy of such registration statement. Amira shall provide Integ with a second written notice (the "Second IPO Notice") within 2 business days following the receipt by Amira of initial comments from the SEC in connection with such registration statement.

                  (b) Option Exercise.

                  (i) The Option may be exercised by Integ beginning on the date the Initial IPO Notice is received by Integ and the Option shall be exercisable until 3 business days following the receipt by Integ of the Second IPO Notice (the "IPO Notice Period"). An exercise pursuant to this subsection (i) shall become effective upon the effective date of the IPO.

                  (ii) If the Option is not exercised during the IPO Notice Period, the Option may be exercised beginning 25 days following the effective date of the IPO and shall be exercisable until 6 months and 25 days following the effective date of the IPO.

         2.2 Sale.

                  (a) Amira Notice. Amira shall provide Integ with written notice ( the "Sale Notice") within 5 business days after the public announcement of any acquisition of Amira by means of a merger or other form of corporate reorganization in which at least 20% of the outstanding shares of Amira are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary, or a sale of all or substantially all of the assets of Amira ("Sale") and shall promptly provide Integ with a copy of all agreements relating to such Sale except for agreements relating to individual compensatory arrangements such as employment, severance or noncompetition agreements. The acquiring company in the Sale shall have the option to request that the Merger occur prior to, or simultaneous with, the Sale. In such case, the Sale Notice shall indicate that an early exercise request (an "Early Exercise Request") has been made.

                  (b) Option Exercise.

                           (i) If an Early Exercise Request has been made, the
                  Option may be exercised beginning on the date the Sale Notice is received by Integ and the Option shall be exercisable until 10 days following the receipt of the Sale Notice and related documents referred to in Section 2.2(a) (the "Sale Notice Period"). An exercise pursuant to this subsection (i) shall become effective upon the effective date of the Sale.

                           (ii) In the event that no Early Exercise Request has
                  been made or an Early Exercise Request has been made but the Option has not been exercised in the Sale

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Notice Period, the Option may be exercised beginning on the effective date of the Sale and shall be exercisable until 6 months following the effective date of the Sale.

         2.3 36 Months. The Option may be exercised 36 months from the date of this Agreement and shall be exercisable until 42 months from the date of this Agreement (the "Exercise Period"). If during the Exercise Period Amira shall provide notice to Integ pursuant to this Section 2 that it intends to engage in an IPO or Sale, the Option shall thereafter be exercisable in accordance with the terms of Section 2.1, in the case of an IPO, or Section 2.2, in the case of a Sale.

         3. Registration Rights.

         3.1 IPO. If Integ exercises the Option in connection with an IPO pursuant to Section 2.1 of this Agreement, as soon as practicable following execution of the Merger Agreement, Amira and Integ shall prepare and Integ shall file with the SEC a Proxy Statement and Amira shall prepare and file with the SEC a Form S-4, in which the Proxy Statement will be included as part of the prospectus. Each of Integ and Amira shall use all reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. To the extent consistent with applicable law, Integ will use its reasonable efforts to cause the Proxy Statement to be mailed to Integ's shareholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Amira shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of Amira Common Stock in the Merger and under Integ's stock option plans. Each of Amira and Integ shall furnish all information concerning itself to the other as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Proxy Statement. Each of Amira and Integ will provide the other with copies of SEC correspondence, including comment letters, relating to the Form S-4 and Proxy Statement and will allow the other a reasonable opportunity to review and comment upon the form and substance of such documents prior to filing with the SEC. Freely tradable Amira shares shall be issued to Integ stockholders pursuant to the Merger at the latter of the closing of the Merger or 6 months following the effective date of the IPO.

         3.2 Sale for Public Stock. Amira shall not enter into an agreement for a Sale with a publicly traded company (a "Public Acquirer") in which the consideration to be paid to the Amira stockholders is Public Acquirer stock unless (i) the Public Acquirer agrees in the merger agreement entered into in connection with the Sale to provide Integ shareholders with the same type of consideration that was paid to the Amira stockholders in the Sale for that portion of the Merger Consideration payable in Shares (as defined in Section 5) (assuming, for purposes of calculating the per-share consideration paid to Amira stockholders, that prior to such Sale the Shares had been issued to Integ's shareholders) and to provide the Integ shareholders with the Cash Consideration (as defined in Section 5) and (ii) the Public Acquirer agrees to enter into a Merger Agreement with Integ as soon as practicable following the exercise of the Option in which the Public Acquirer and Integ agree to substantially the following provisions: As soon as

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practicable following the date of the Merger Agreement between the Public
Acquirer and Integ, the Public Acquirer and Integ shall prepare and Integ shall file with the SEC a Proxy Statement and the Public Acquirer shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of Integ and the Public Acquirer shall use all reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. To the extent consistent with applicable law, Integ will use its reasonable efforts to cause the Proxy Statement to be mailed to Integ's shareholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. The Public Acquirer shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of the Public Acquirer Common Stock in the Merger and under Integ's stock option plans. Each of the Public Acquirer and Integ shall furnish all information concerning itself to the other as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Proxy Statement. Each of the Public Acquirer and Integ will provide the other with copies of SEC correspondence, including comment letters, relating to the Form S-4 and Proxy Statement and will allow the other a reasonable opportunity to review and comment upon the form and substance of such documents prior to filing with the SEC.

         3.3 Sale for Private Stock. Amira shall not enter into an agreement for a Sale with a private company (a "Private Acquirer") in which the consideration to be paid to the Amira stockholders is Private Acquirer stock unless the Private Acquirer agrees in the merger documents entered into in connection with the Sale to provide Integ shareholders, upon the exercise of the Option, at Integ's sole discretion and election, to pay the Integ shareholders either (a) the same consideration that was paid to the Amira stockholders in the Sale for that portion of the Merger Consideration payable in Shares (as defined in Section 5) (assuming, for purposes of calculating the per-share consideration paid to Amira stockholders, that prior to such Sale the Shares had been issued to Integ's shareholders) and to pay the Integ shareholders the Cash Consideration (as defined in Section 5) in a transaction consistent with Rule 13(e)(3), or (b) $31,000,000 in cash.

         3.4 36 Months. If the Option has been exercised during the Exercise Period pursuant to Section 2.3 of this Agreement, as soon as practicable following the execution of the Merger Agreement, Amira shall prepare and file with the SEC a Registration Statement on Form S-1 covering the shares to be issued to the Integ shareholders and shall use all reasonable efforts to have the Form S-1 declared effective under the Securities Act as promptly as practicable after such filing. Amira shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of Amira Common Stock in the Merger and under Integ's stock option plans. Integ shall furnish to Amira all information concerning itself as may be reasonably requested in connection with any such action. Amira will provide Integ with copies of SEC correspondence, including comment letters, relating to the Form S-1 and will allow Integ a reasonable opportunity to review and comment upon the form and substance of such documents prior to filing with the SEC. In addition, Amira shall file Form 8-A with the SEC and an application to list the shares for trading on the Nasdaq Stock Market (if it qualifies)

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and take any other action reasonably necessary in order to issue that portion of the Merger Consideration payable in Shares.

         3.5 Indemnification. In the event any registration statement is filed with the Securities and Exchange Commission under the Securities Act pursuant to this Section 3:

                  (a) To the extent permitted by law, Amira will indemnify Integ, each of its officers, directors and legal counsel, and each person controlling Integ within the meaning of Section 15 of the Securities Act, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or any violation by Amira of the Securities Act or any rule or regulation promulgated under the Securities Act applicable to Amira in connection with any such registration, qualification or compliance, and Amira will reimburse Integ, each of its officers, directors and legal counsel and each person controlling Integ, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that Amira will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to Amira by an instrument duly executed by Integ, a controlling person or underwriter and stated to be specifically for use therein.

                  (b) To the extent permitted by law, Integ will indemnify Amira, each of its directors, officers, and legal counsel, each underwriter, if any, of Amira's securities covered by such a registration statement, each person who controls Amira or such underwriter within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact furnished by Integ for use in any such registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or any violation by Integ of the Securities Act or any rule or regulation promulgated under the Securities Act applicable to Integ in connection with any such registration, qualification or compliance, and Integ will reimburse Amira, such directors, officers, persons, underwriters or

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         control persons for any legal or any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that Integ will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to Integ by an instrument duly executed by Amira, a controlling person or underwriter and stated to be specifically for use therein.

                  (c) Each party entitled to indemnification under this Section 3 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 3 unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action; and provided further, that the Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest or separate and different defenses but shall bear the expense of such defense nevertheless. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party a release from all liability in respect to such claim or litigation.

         3.6 Information by Integ. It shall be a condition precedent to the obligations of Amira to take any action pursuant to this Section 3 that Integ shall furnish to Amira such information regarding itself and its shareholders, and the securities held by them, and the intended method of disposition of such securities as shall be reasonably required to effect the registration.

         4. Sale For Cash. Amira shall not enter into a Sale in which the consideration to be paid to the Amira stockholders is cash unless the acquiring company agrees in the merger documents entered into in connection with the Sale, as soon as practicable following the exercise of the Option, to effect a tender offer to the shareholders of Integ. In such case, the Merger Consideration (as defined in Section 5) shall consist of the sum of (i) the Cash Consideration (as defined in Section 5) and (ii) 2,000,000 multiplied by the per share consideration paid to Amira stockholders in the Sale.

         5. Terms of the Merger. Upon the exercise of the Option by Integ, Amira shall promptly, but in no event less than 15 business days after receipt of the Exercise Notice, provide

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a draft Merger Agreement providing for the Merger of Integ with and into a newly formed, wholly owned subsidiary of Amira on the terms and subject to the conditions set forth in this Section 5. Amira and Integ shall use all commercially reasonable efforts to execute the Merger Agreement promptly.

         5.1 Merger Consideration. The total consideration (the "Merger Consideration") upon consummation of the Merger shall total 2,000,000 shares of Amira Common Stock (the "Shares") and $20,000,000 (the "Cash Consideration" and together with the Shares, the "Merger Consideration") and shall be payable as more fully set forth in the Merger Agreement in exchange for all outstanding shares of Common Stock, options and warrants of Integ. If Amira is recapitalized through the subdivision or combination of, or a stock dividend on, its outstanding Common Stock, the Shares shall be adjusted in the same proportion.

         5.2 Warrants and Stock Options. Integ will advise Amira of the allocation of proceeds among its security holders. Amira will not assume any Integ stock options. Options will be treated on a net issuance basis and proceeds to such option holders will be allocated on that basis so long as such treatment does not result in a materially adverse accounting treatment to Amira. Integ will advise Amira at or before the closing of the Merger as to which warrants will be terminated and which will be assumed by Amira. In no event will the total consideration received by all of Integ's security holders exceed 2,000,000 shares of Amira stock and $20,000,000.

         5.3 Integ Shareholder Approval. Integ will, as soon as practicable following the execution of the Merger Agreement, establish a record date (which will be as soon as practicable following the date of the Merger Agreement) for, duly call, give notice of, convene and hold a meeting of its shareholders (the "Shareholders Meeting") for the purpose of approving and adopting the Merger Agreement. Integ will, subject to the fiduciary duties of Integ's Board of Directors under applicable law, through its Board of Directors, recommend to its shareholders approval and adoption of the Merger Agreement. Without limiting the generality of the foregoing, Integ agrees that its obligations pursuant to the first sentence of this Section 5.3 shall not be affected by the commencement, public proposal, public disclosure or communication to Integ of any takeover proposal. If the shareholders of Integ do not approve the Merger at the Shareholder Meeting (including any adjournments of such Shareholder Meeting which do not exceed one year in length), the Option shall terminate immediately.

         5.4 Regulatory Approval. If applicable, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or been terminated.

         5.5 Representations and Warranties of Integ.

                  (a) Integ's Representations and Warranties. The Merger Agreement will contain customary public company representations, warranties and covenants by Integ.


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                  (b) Representations and Warranties of Amira.

                           (i) IPO. If Integ exercises the Option after an IPO
                  pursuant to Section 2.1 of this Agreement, Amira shall make substantially the same representations and warranties in the Merger Agreement that Amira made in the underwriting agreement with the underwriters in connection with the IPO.

                           (ii) Sale. Amira shall not be acquired in a
                  transaction unless the acquiring company provides, in the acquisition agreement entered into in connection with the Sale, the same representations and warranties to Integ or its shareholders in the Merger Agreement as are being given to Amira or its stockholders in the Sale.

                           (iii) 36 Months. If Integ exercises the Option after
                  the 36th month following the date of this Agreement pursuant to Section 2.3 of this Agreement, Amira shall make customary representations, warranties and covenants in the Merger Agreement.

         5.6 Access and Review. Each corporation shall be permitted to make a full and complete investigation of the other's business affairs upon reasonable advance notice to the other party. All information acquired from such investigation by either party concerning the business of the other will be kept confidential pursuant to the terms of a confidentiality agreement.

         5.7 Expenses. Whether or not the Merger is consummated, all expenses incurred in connection with this matter shall be the obligation of the party incurring such expenses; provided, however, that the fees and expenses of auditors and counsel and other reasonable expenses associated with negotiating the Merger Agreement and complying with federal and state antitrust and securities laws, shall not be considered Indebtedness pursuant to the provisions of Section 6.1 hereof. Any other Merger expenses of Integ, including fees or expenses of financial or other advisors, shall be considered Indebtedness for purposes of Section 6.1 to the extent, but only to the extent that Integ does not have sufficient resources to pay for such expenses.

         5.8 Conditions to the Obligations of the Parties to Effect the Merger.

                  (a) Conditions to Obligation of Amira to Effect the Merger. If at any time after Integ exercises the Option until the close of the Merger there is any suit, action or proceeding pending against Integ or any of its subsidiaries that individually or in the aggregate could reasonably be expected to have a material adverse effect on Integ and to which Amira is not a party, Amira shall at its sole discretion have the option to not effect the Merger. In such case, Amira also shall have the option to pay the Merger Consideration to Integ and to receive an assignment of any of Integ's intellectual property or other assets identified by Amira.

                  (b) Conditions to Obligations of Integ to Effect the Merger. Integ's obligation to effect the Merger is subject to the satisfaction or waiver on or prior to the closing of the following conditions:

                           (i) Shareholder Approval. The Merger Agreement shall
                  have been approved and adopted by the shareholders of Integ.

                           (ii) Compliance with Regulatory Authorities. The
                  Merger and the issuance of securities in connection with the Merger shall be in compliance with all state and federal regulatory authorities.

                           (iii) Litigation. There shall not be any suit, action
                  or proceeding pending against Amira or any of its subsidiaries to which Integ is not a party that individually or in the aggregate could reasonably be expected to have a material adverse effect on Amira.

         5.9 Conduct of Integ Prior to Close. The Merger Agreement shall require that, until the earlier of the termination of the Merger Agreement or the effective time, Integ shall carry on its business diligently and in accordance with good commercial practice and in the usual, regular and ordinary course. The Merger Agreement also shall require that, until the earlier of the termination of the Merger Agreement or the effective time, Integ shall not do any of the following: (i) change any of the terms of outstanding stock options; (ii) grant any severance pay to any officer or employee, except under limited circumstances; (iii) transfer or license to anyone or otherwise materially change any rights to its intellectual property, other than in the ordinary course of business; (iv) declare or pay any dividends; (v) repurchase or otherwise acquire any shares of capital stock, except under outstanding rights of repurchase; (vi) issue, deliver, sell, authorize or propose the issuance, delivery or sale of, any shares of capital stock or any securities convertible into or exercisable for shares of capital stock, or enter into other agreements or commitments obligating it to issue any such shares or convertible securities, other than in those circumstances to be specifically described in the Merger Agreement; (vii) make or propose any amendments to any charter document or bylaw; (viii) consummate or enter into a contract for a material business acquisition; (ix) sell, lease, license, encumber or otherwise dispose of any material properties or assets, except in the ordinary course of business; (x) incur or guarantee any debt (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business); (xi) adopt or amend any employee benefit plan, or enter into any employment contract, pay any special bonus to any director or employee, or increase the salaries of its officers or employees, except under certain limited circumstances; (xii) pay, discharge or satisfy any claim, liability or obligation, other than in the ordinary course of business; (xiii) grant exclusive rights to any third party; or agree to take any of the actions described in (i) through (xiii) above.

         5.10 No Shop Provision. The Merger Agreement shall provide that Integ, its directors, officers and affiliates will refrain from any effort, directly or indirectly, to sell all or

                                       -9-
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substantially all of Integ's assets to any other party by way of merger, reorganization, sale of assets, stock exchange or otherwise.

         5.11 Resignation of Integ Directors and Officers. The directors and executive officers of Integ shall resign their positions as directors and executive officers prior to, or simultaneously with, the closing of the Merger. New officers and directors shall be designated by Amira. This provision shall not require any director or executive officer to resign his or her employment with Integ.

         6. Conduct of Integ Prior to Exercise. From the date of this Agreement until the expiration of the Option, the following shall apply:

         6.1 If Integ takes any actions outside of the ordinary course of business consistent with past practice which would result in a liability or the obligation of Integ to make payments, or the issuance of any debt or debt securities (whether or not convertible) by Integ ( "Indebtedness") without prior written consent of Amira, the amount of any such Indebtedness shall be deducted from the Cash Consideration at the close of the Merger. In no event shall Integ incur any Indebtedness in excess of $5 million.

         6.2 In no event shall Integ take any actions in the ordinary course of business consistent with past practice which would result in a liability or the obligation of Integ to make payments which total at any one time more than $1 million, without the prior written consent of Amira.

         6.3 Except to the extent expressly required under the terms of the License Agreement, Amira has no obligation under this or any other agreement to provide funding to Integ. However, if Amira should provide Integ with any funding to support Integ's activities under the Development Plan prior to the expiration of the Option, such funding will not reduce the Cash Consideration pursuant to Section 6.1.

         7. Notice of Another Transaction. From the date of this Agreement until the expiration of the Option, Integ will give Amira written notice if it receives a bona fide written offer to acquire control of Integ, establish a strategic alliance with Integ, or effect a similar transaction (a "Competing Transaction") (but Integ shall not include the terms of and identity of the party making such Competing Transaction). Integ will not sign a binding agreement for a Competing Transaction or any agreement which would inhibit Integ's ability to effect any transaction with Amira until 10 business days after the date of such notice of a Competing Transaction has been received by Amira.

         8. Information.

         8.1 Integ shall use its best efforts to file all required reports, schedules, forms, statements and other documents (the "SEC Filings") with the SEC from the date of this


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Agreement until the completion of the Merger. In the event that Integ becomes financially unable to make the required SEC Filings, Amira shall provide Integ with the funds necessary to make such filings. Such funds shall not be deducted from the Cash Consideration.

         8.2 Integ will provide Amira with a copy of Integ's internal monthly and quarterly financial reports at the same time as Integ provides them to its Board of Directors. Integ will notify Amira as soon as practicable of any event materially affecting Integ's financial condition or results of operations, or any material legal or administrative proceeding involving Integ or its assets. However, Integ need not notify Amira of patent office actions relating to Integ technology which Integ has not licensed to Amira. Integ will notify Amira as soon as practicable of any event which, if unchanged, would require Integ to file with the SEC information concerning the event under the Securities Exchange Act of 1934 or Nasdaq rules. If Integ has an obligation to notify Amira, then as promptly as practicable after the notice, Integ will provide Amira with information requested by Amira and which is readily available to Integ concerning the event. In both notifying Amira and providing information to Amira, Integ may obscure the identity of other parties or limit Amira's access to confidential information of third parties to the extent required by Integ's confidentiality obligations to the other party (but only to the extent such information, if provided in SEC filings, would receive confidential treatment by the SEC).

         9. Representations and Warranties of Amira. Amira hereby represents and warrants to Integ that, as of the date of this agreement and except as set forth on a Schedule of Exceptions delivered by Amira to Integ on the date hereof (the "Amira Schedule of Exceptions"), which exceptions shall be deemed to be representations and warranties as if made hereunder:

         9.1 Organization, Good Standing and Qualification. Amira is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. Amira is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business or properties.

         9.2 Capitalization. The authorized capital stock of Amira consists, as of the date of this Agreement, of:

                  (a) 18,500,000 shares of Preferred Stock, 4,490,000 of which shares have been designated Series A Preferred Stock, 7,000,000 of which shares have been designated Series B Preferred Stock, 4,500,000 of which have been designated Series C Preferred Stock and 2,500,000 of which have been designated Series D Preferred Stock. 4,490,000 shares of Series A Preferred Stock, 6,324,087 shares of Series B Preferred Stock and 4,174,200 shares of Series C Preferred Stock are issued and outstanding. The rights, preferences, privileges and restrictions of these shares will be as stated in Amira's Amended and Restated Certificate of Incorporation delivered to Integ.

                  (b) 32,500,000 shares of Common Stock, of which approximately 6,600,000 shares are issued and outstanding.

                  (c) The Amira Schedule of Exceptions lists all outstanding options, warrants, rights (including conversion or preemptive rights), plans or agreements for the purchase or acquisition from Amira of any shares of its capital stock.

         9.3 Subsidiaries. Amira does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity.

         9.4 Authorization. All corporate action on the part of Amira, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, and the performance of all obligations of Amira hereunder has been taken and the authorization and issuance (or reservation for issuance) of the Shares to be issued in connection with the Merger has been taken or will be taken prior to the effective date of the Merger, and this Agreement constitutes a valid and legally binding obligation of Amira, enforceable in accordance with its terms.

         9.5 Valid Issuance of Common Stock.

                  (a) The Shares which are being issued in connection with the Merger, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and will be issued in compliance with all applicable federal and state securities laws, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws.

                  (b) The outstanding shares of Common Stock are all duly and validly authorized and issued, fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws.

         9.6 Litigation. There is no action, suit, proceeding or investigation pending or currently threatened against Amira or its directors and officers which questions the validity of this Agreement or the right of Amira to enter into it, or to consummate the transactions contemplated hereby, or which might result, either individually or in the aggregate, in any material adverse changes in the assets, condition, affairs or prospects of Amira, financially or otherwise, or any change in the current equity ownership of Amira, nor is Amira aware that there is any basis for the foregoing. None of Amira or its directors and officers is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by Amira currently pending or which Amira intends to initiate.

         9.7 Proprietary Information. Each employee and officer of Amira has executed a Proprietary Information Agreement (the "Amira Proprietary Information Agreement") in the form attached as Exhibit E to the Series A Preferred Stock Purchase Agreement dated May 24, 1996, and no exceptions have been taken by any such employee or officer to the terms of such agreement. Amira, after reasonable investigation, is not aware that any of its employees are in violation of an Amira Proprietary Information Agreement. To the best of Amira's knowledge, none of its employees is obligated under any contract, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of the employee's best efforts to promote the interests of Amira. Amira does not believe it is or will be necessary to utilize any inventions of any of its employees made prior to their employment by Amira.

         9.8 Patents and Trademarks. Amira has not previously granted and will not grant any rights in conflict with the rights and license granted to Integ in the License Agreement, and is the owner or licensee of the Amira Technology, with the right to license the Amira Technology to Integ. The Amira Technology owned by Amira is free and clear of any lien, encumbrance, security interest and restriction on transfer and license, and to the best of Amira's knowledge as of the Effective Date, the Amira Technology licensed from Third Parties is free and clear of any lien, encumbrance, security interest and restriction on transfer and license. Amira expressly disclaims any representation or warranty that the activities of Amira or of Integ pursuant to the License Agreement will not infringe any adversely owned patent; however, to the best of Amira's knowledge, information and belief, as of the Effective Date, no adversely owned patents will be infringed by activities of Amira pursuant to the License Agreement.

         9.9 Compliance with Other Instruments. Amira is not in violation or default of any provisions of its Amended and Restated Certificate of Incorporation or Bylaws or of any (i) judgment, order, writ or decree to which it is a party or by which it is bound, (ii) any Amira Material Contract (as defined below) or, to its knowledge, of any provision of federal or state statute, rule or regulation applicable to Amira. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, judgment, order, writ, decree or Amira Material Contract or an event which results in the creation of any lien, charge or encumbrance upon any assets of Amira.

         9.10 Agreements. There are no agreements, understandings, instruments, contracts or proposed transactions to which Amira is a party or by which it is bound which involve (i) obligations of, or payments to, Amira in excess of $75,000 which are not in the ordinary course of business, (ii) the license of any Amira intellectual property to or from Amira, or (iii) provisions restricting or affecting the development, manufacture or distribution of Amira's products or services, or (iv) indemnification by Amira with respect to infringements of Amira intellectual property rights ("Amira Material Contracts").

         9.11 Disclosure. Neither this Agreement nor any other statements or certificates made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading. Amira has disclosed orally or in writing to Integ any fact actually known by Amira which in Amira's judgement materially adversely affects, or currently threatens to materially adversely affect in the future, Amira's business, financial condition or results of operations.

         9.12 Registration Rights. Except as provided in the Stockholder Rights Agreement provided to Integ and as set forth in this Agreement, Amira has not granted or agreed to grant any registration rights to any person or entity.

         9.13 Title to Property and Assets. Amira owns its property and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair Amira's ownership or use of such property or assets. With respect to the property and assets it leases, Amira is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances.

         10. Representations and Warranties of Integ. Integ hereby represents and warrants to Amira that, as of the date of this agreement and except as disclosed in Integ's SEC Documents (as defined below) or except as set forth on a Schedule of Exceptions delivered by Integ to Amira on the date hereof (the "Integ Schedule of Exceptions"), which exceptions shall be deemed to be representations and warranties as if made hereunder:

         10.1 Organization, Good Standing and Qualification. Integ is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has all requisite corporate power and authority to carry on its business as now conducted. Integ is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business or properties.

         10.2 Capitalization. The authorized capital stock of Integ consists, as of the date of this Agreement, of:

                  (a) 20,000,000 shares of Common Stock, of which approximately 9,656,618 shares are issued and outstanding as of March 30, 1999, and 5,000,000 shares of Preferred Stock, of which no shares are issued and outstanding. The outstanding shares of Common Stock are all duly and validly authorized and issued, fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws.

                  (b) The Integ Schedule of Exceptions lists all outstanding options, warrants, rights (including conversion or preemptive rights), plans or agreements for the purchase or acquisition from Integ of any shares of its capital stock.

         10.3 Subsidiaries. Integ does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity.

         10.4 Authorization. All corporate action on the part of Integ, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, and the performance of all obligations of Integ hereunder has been taken, and this Agreement constitutes a valid and legally binding obligation of Integ, enforceable in accordance with its terms.

         10.5 Litigation. There is no action, suit, proceeding or investigation pending or currently threatened against Integ or its directors and officers which questions the validity of this Agreement or the right of Integ to enter into it, or to consummate the transactions contemplated hereby, or which might result, either individually or in the aggregate, in any material adverse changes in the assets, condition, affairs or prospects of Integ, financially or otherwise, or any change in the current equity ownership of Integ, nor is Integ aware that there is any basis for the foregoing. None of Integ or its directors and officers is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by Integ currently pending or which Integ intends to initiate.

         10.6 Proprietary Information. Each employee and officer of Integ has executed a Proprietary Information Agreement (the "Integ Proprietary Information Agreement") in the form delivered to Integ, and no exceptions have been taken by any such employee or officer to the terms of such agreement. Integ, is not aware that any of its employees are in violation of an Integ Proprietary Information Agreement. To the best of Integ's knowledge, none of its employees is obligated under any contract, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of the employee's best efforts to promote the interests of Integ. Integ does not believe it is or will be necessary to utilize any inventions of any of its employees made prior to their employment by Integ.

         10.7 Patents and Trademarks. Integ has not previously granted and will not grant any rights in conflict with the rights and license granted to Amira in the License Agreement, and is the owner or licensee of the Integ Technology, with the right to license the Integ Technology to Amira. The Integ Technology owned by Integ is free and clear of any lien, encumbrance, security interest and restriction on transfer and license, and to the best of Integ's knowledge as of the Effective Date, the Integ Technology licensed from Third Parties is free and clear of any lien, encumbrance, security interest and restriction on transfer and license. Integ expressly disclaims any representation or warranty that the activities of Integ or of Amira pursuant to the License Agreement will not infringe any adversely owned patent; however, to the best of Integ's knowledge, information and belief, as of the Effective Date, no adversely owned patents will be infringed by activities of Integ pursuant to the License Agreement.

         10.8 Compliance with Other Instruments. Integ is not in violation or default of any provisions of its Articles of Incorporation or Bylaws or of any
(i) judgment, order, writ or decree to which it is a party or by which it is bound, (ii) any Integ Material Contract (as defined below) or, to its knowledge, of any provision of federal or state statute, rule or regulation applicable to Integ. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, judgment, order, writ, decree or Integ Material Contract or an event which results in the creation of any lien, charge or encumbrance upon any assets of Integ.

         10.9 Disclosure. Neither this Agreement nor any other statements or certificates made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading. Integ has disclosed orally or in writing to Amira any fact actually known by Integ which in Integ's judgement materially adversely affects, or currently threatens to materially adversely affect in the future, Integ's business, financial condition or results of operations.

         10.10 Agreements. There are no agreements, understandings, instruments, contracts or proposed transactions to which Integ is a party or by which it is bound which involve (i) obligations of, or payments to, Integ in excess of $75,000 which are not in the ordinary course of business, (ii) the license of any Integ intellectual property to or from Integ, or (iii) provisions restricting or affecting the development, manufacture or distribution of Integ's products or services, or (iv) indemnification by Integ with respect to infringements of Integ intellectual property rights ("Integ Material Contracts").

         10.11 Registration Rights. Integ has not granted or agreed to grant any registration rights to any person or entity.

         10.12 Title to Property and Assets. Integ owns its property and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair Integ's ownership or use of such property or assets. With respect to the property and assets it leases, Integ is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances.

         10.13 SEC Documents. Integ has filed all required reports, schedules, forms, statements and other documents with the SEC since May 2, 1996 (the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, or the Securities Act of 1934, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Integ included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Integ as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end audit adjustments).

         11. Miscellaneous.

         11.1 Term and Termination.

                  (a) Term. This Agreement shall be effective as of the Effective Date and shall continue unless otherwise terminated pursuant to this Section 11.

                  (b) Termination for Cause. Either party may terminate this Agreement in the event the other party has materially breached its representations or materially defaulted in the performance of any of its material obligations hereunder or under the License Agreement, and such breach or default has continued for 60 days after written notice thereof was provided to the breaching party by the nonbreaching party. Upon provision of a written notice of termination to the breaching party at the end of such 60 day period, the termination shall become effective unless the breaching party has cured any such breach or default prior to the expiration of the 60 day period. No waiver of a breach is implied by a Party's failure to give notice of breach to the other. 11.2 Effect of Breach or Termination. If Integ terminates this Agreement under Section 11.1(b), it will continue to have its rights under Sections 1, 2, 3, 4 and 5. If Amira terminates this Agreement under Section 11.1(b), Integ's rights under Sections 1, 2, 3, 4 and 5 will terminate automatically, and if the Option has been exercised Amira will no longer be obligated to continue or commence any action called for by those sections. Subject to the foregoing, termination of this Agreement for any reason shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination nor preclude either party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

         11.3 Survival. Sections 3.5 and 11 shall survive the expiration or termination of this Agreement for any reason.

         11.4 Arbitration. Any dispute under this Agreement which is not settled by mutual consent shall be finally settled by binding arbitration, conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association by three arbitrators appointed in accordance with said rules. The arbitration shall be held in Denver, Colorado and at least one of the arbitrators shall be an independent expert in securities law. The arbitrators shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time which the Parties must expend for discovery; provided the arbitrators shall permit such discovery as they deem necessary to permit an equitable resolution of the dispute. The costs of the arbitration, including administrative and arbitrators' fees, shall be shared equally by the parties and each party shall bear its own costs and attorneys' and witness' fees incurred in connection with the arbitration. A disputed performance or suspended performances pending the resolution of the arbitration must be completed within 30 days following the final decision of the arbitrators or such other reasonable period as the arbitrators determine in a written opinion. Any arbitration shall be completed within one year from the filing of notice of a request for such arbitration. The arbitration proceedings and the decision shall not be made public without the joint consent of the parties and each party shall maintain the confidentiality of such proceedings and decision unless otherwise permitted by the other party. Any decision which requires a monetary payment shall require such payment to be payable in United States dollars, free of any tax or other deduction. The parties agree that the decision shall be the sole, exclusive and binding remedy between them regarding any and all disputes, controversies, claims and counterclaims presented to the arbitrators. Application may be made to any court having jurisdiction over the party (or its assets) against whom the decision is rendered for a judicial recognition of the decision and an order of enforcement.

         11.5 Assignment. This Agreement shall not be assignable by either party without the prior written consent of the other party hereto, which may be withheld for any or no reason; provided, that this Agreement shall be assigned to either a Public Acquirer or a Private Acquirer, as the case may be, by Amira in the case of a Sale without the consent of Integ. An acquisition of control of Integ by a Third Party shall be deemed to be an assignment of this Agreement requiring the consent of Amira.

         11.6 Complete Agreement. This Agreement with its Exhibits, together with the License Agreement and its Exhibits, constitutes the entire agreement, both written and oral, between the parties with respect to the subject matter hereof, and that all prior agreements respecting the subject matter hereof, either written or oral, expressed or implied, are merged and canceled, and are null and void and of no effect. No amendment or change hereof or addition hereto shall be effective or binding on either of the parties hereto unless reduced to writing and duly executed on behalf of both parties.

         11.7 Survival of Warranties. The warranties, representations and covenants of Amira and Integ contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Integ or Amira.

         11.8 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware.

         11.9 Counterparts and Facsimiles. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures shall be considered original signatures for purposes of this Agreement.

         11.10 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

         11.11 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given and received upon personal delivery to the party to be notified or upon the second day following deposit of such written notice with Federal Express or another nationally recognized courier service prior to any applicable deadlines as established by such courier for guaranteed delivery on the next business day, with instructions for delivery on the next business day, postage prepaid and addressed to the party to be notified at the address indicated for such party on the first page of this Agreement, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties.

         11.12 Expenses. Except as provided in Section 5.7, Amira and Integ shall each pay their own costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

         11.13 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Amira and Integ.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first set forth above.

                                  AMIRA MEDICAL


                                  By: /s/ Karen R. Drexler
                                      ---------------------------
                                      Karen R. Drexler, President



                                  INTEG INCORPORATED


                                  By: /s/ Susan L. Critzer
                                      ---------------------------
                                      Susan L. Critzer, Interim President